Exhibit 99.1

THE WET SEAL, INC. ANNOUNCES FOUR

DIRECTORS RESIGN AND ARE REPLACED BY FOUR

CLINTON GROUP NOMINEES

Agreement with Clinton Group Settles

Consent Solicitation

FOOTHILL RANCH, CA, October 5, 2012 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced that it has reached an agreement on a complete settlement of all issues related to Clinton Group’s consent solicitation.

As part of the settlement agreement, Clinton Group, which beneficially owns approximately 6.9% of Wet Seal common stock, has terminated its consent solicitation. In addition, Jonathan Duskin, Sidney Horn, Hal Kahn and Henry Winterstern have resigned from the Board of Directors.

Under the terms of the settlement agreement, Wet Seal has added as new Directors four of Clinton Group’s nominees: Dorrit Bern, Lynda Davey, Mindy Meads and John Mills. These new Directors join Wet Seal’s Board of Directors, which includes three continuing Directors: Kathy Bronstein, John Goodman and Ken Reiss.

As part of an orderly transition, former Chairman of the Board Hal Kahn has agreed to continue to serve the company as a consultant pursuant to his existing contract. The other three former Directors will similarly assist with an orderly transition of the Board’s responsibilities.

“We are pleased that Wet Seal and Clinton Group have been able to resolve the consent solicitation. We believe that the agreement with Clinton Group is in the best interest of all Wet Seal shareholders,” said Ken Seipel, President and Chief Operating Officer of Wet Seal. “This settlement will provide for a smooth and orderly transition of the Board’s responsibilities, as well as a level of continuity for our employees.”

The Company is filing the full text of the settlement agreement with the Securities and Exchange Commission.

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About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of September 29, 2012, the Company operated a total of 554 stores in 47 states and Puerto Rico, including 473 Wet Seal stores and 81 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com.

For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.

CONTACTS:

The Wet Seal, Inc.:

Steve Benrubi

949-699-3947

Media:

RLM Finsbury

Steven Goldberg/Kate Foley

646-805-2027/646-805-2052

Analysts/Investors:

MacKenzie Partners, Inc.

Dan Burch/Charlie Koons

212-929-5748/212-929-5708

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